Exhibit 99.1

FOR IMMEDIATE RELEASE

New York, New York – June 11, 2020: Interparfums SA, the majority owned Paris-based subsidiary of Inter Parfums, Inc. (NASDAQ GS: IPAR) issued the following news release today.

MONCLER AND INTERPARFUMS SIGN A LICENSE AGREEMENT FOR FRAGRANCES

Moncler SpA, the iconic global luxury brand, and Interparfums SA, the creator of prestige perfumes and cosmetics, announce to have signed an exclusive and worldwide license agreement for fragrances which will last till December 31st, 2026, with a potential 5-year extension.

Under such agreement, Interparfums SA will create and produce perfumes and fragrance-related products and will distribute them in Moncler monobrand stores as well as selected department stores, specialty stores and duty-free shops.

The launch of the first fragrance line is expected within the first quarter of 2022.

Remo Ruffini, Chairman and Chief Executive Officer of Moncler SpA, said: “Interparfums’ renowned expertise and creativity make it the ideal partner to develop a fragrance that is perfectly aligned with Moncler’s DNA and unique identity. The launch of Moncler’s first fragrance line is consistent with our selective brand extension strategy further enriching the clients’ experience with the brand.”

Philippe Benacin, Chairman and Chief Executive Officer of Interparfums SA, added: “This is a great achievement for us. Moncler is the only luxury brand associated to mountains, nature and constant search for innovation and evolution. Moncler has always stood for uniqueness, authenticity, quality and excellence. Its achievements are absolutely distinctive, and we are certain that its uniqueness will be successfully translated into a fragrance.”

Milan and Paris, 11 June 2020

About Moncler SpA:

Moncler was founded at Monestier-de-Clermont, Grenoble, France, in 1952 and is currently headquartered in Italy. Over the years the brand has combined style with constant technological research assisted by experts in activities linked to the world of the mountain. The Moncler outerwear collections marry the extreme demands of nature with those of city life. In 2003, Remo Ruffini took over the company, of which he is currently Chairman and CEO. Moncler manufactures and directly distributes the clothing and accessories collections under the brand Moncler through its boutiques and in exclusive international department stores and multi-brand locations.

About Interparfums SA:

Founded by Philippe Benacin and Jean Madar in 1982, Interparfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Boucheron, Coach, Jimmy Choo, Karl Lagerfeld, Kate Spade, Montblanc, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. The company is also the owner of Lanvin fragrances and the Maison Rochas. With products sold in over 100 countries worldwide through a selective distribution network, in 2019 Interparfums had consolidated sales of €484 million accompanied by an operating margin of 15% and €200 million in net cash. The Company is listed on Euronext Paris with a market capitalization of €1.5 billion.

Contact Moncler SpA: Moncler Ufficio Stampa Tel. +39 02 42203528 monclerpress@moncler.com www.moncler.com	Contact Interparfums SA: Philippe Benacin Chief Executive Officer Tel + 33 1 53 77 00 00 pbenacin@interparfums.fr	Cyril Levy-Pey Communication Director Tel. + 33 1 53 77 00 00 clevy-pey@interparfums.fr www.interparfums.fr

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade New York, MCM, Moncler, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com